Exhibit 17

Uromed Corporation
115 East 57th Street, Suite 1118
New York, NY 10022

Attention: Board of Directors

                                                                                                                                                                                                                                                                                March 24, 2006

Re: Letter of Resignation

I, Michael F. Manion, hereby resign as chief financial officer and a director of Uromed Corporation effective March 24, 2006. I have had no disagreement with Uromed Corporation either as an officer or director on any matter relating to Uromed Corporation's operations, policies or practices. I have reviewed the disclosure contained in the Company's Form 8-K and agree with the statement made by the Company describing my departure.

Respectfully submitted,

/s/ Michael F. Manion

Michael F. Manion